EXHIBIT 99.(a)(1)(v)
OFFER BY
THE MEXICO EQUITY AND INCOME FUND, INC.
TO REPURCHASE UP TO 100% OF THE FUND’S
ISSUED AND OUTSTANDING PREFERRED STOCK,
PAR VALUE $0.001 PER SHARE,
AT 99% OF NET ASSET VALUE,
IN EXCHANGE FOR PORTFOLIO SECURITIES OF THE FUND
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON AUGUST 14, 2009 OR SUCH LATER DATE
TO WHICH THE OFFER IS EXTENDED (THE “EXPIRATION DATE”)
THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER TO REPURCHASE AND IN THE LETTER OF TRANSMITTAL.
July 13, 2009
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
We are enclosing herewith the material listed below relating to the offer of The Mexico Equity and Income Fund, Inc. (the “Fund”), a Maryland corporation registered under the Investment Company Act of 1940, as a closed-end, non-diversified management investment company, to purchase up to 100% of the Fund’s outstanding shares of preferred stock, par value $0.001 per share (the “Preferred Shares”), upon the terms and conditions set forth in its Offer to Repurchase dated July 13, 2009 and in the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”). The price to be paid for the Preferred Shares is an amount per Share equal to 99% the net asset value per Preferred Share as determined by the Fund at the close of regular trading on the New York Stock Exchange on August 14, 2009, or such later date to which the Offer is extended.
We are asking you to contact your clients for whom you hold Preferred Shares registered in your name (or in the name of your nominee) or who hold Preferred Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Preferred Stockholders a fee for soliciting tenders for Preferred Shares pursuant to the Offer. The Fund will also, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Preferred Shares, subject to Instruction 6, Stock Transfer Taxes, of the Letter of Transmittal.

HOWEVER, BACKUP WITHHOLDING AT A 30% RATE MAY BE REQUIRED UNLESS EITHER AN EXEMPTION IS PROVED OR THE REQUIRED TAXPAYER IDENTIFICATION INFORMATION AND CERTIFICATIONS ARE PROVIDED. SEE SECTION 9, FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER, OF THE OFFER TO PURCHASE AND INSTRUCTION 9, BACKUP WITHHOLDING TAX, OF THE LETTER OF TRANSMITTAL.
For your information and for forwarding to your clients, we are enclosing the following documents:
1. A letter to Preferred Stockholders of the Fund from Maria Eugenia Pichardo, President of the Fund;
2. The Offer to Repurchase dated July 13, 2009;
3. The Letter of Transmittal for your use and to be provided to your clients;
4. DTC Delivery Election Form;
5. Notice of Guaranteed Delivery;
6. Guidelines for certification of taxpayer identification number; and
7. Form of letter to clients that may be sent to your clients for whose accounts you hold Preferred Shares registered in your name (or in the name of your nominee).
The Offer is not being made to, nor will the Fund accept tenders from, holders of Preferred Shares in any state or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.
As described in the Offer to Repurchase under Section 3, Procedure for Tendering Preferred Shares, tenders may be made without the concurrent deposit of stock certificates if (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Preferred Shares (or a confirmation of a book-entry transfer of such Preferred Shares into the Depositary’s account at a Book-Entry Transfer Facility (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

NONE OF THE FUND, ITS BOARD OF DIRECTORS NOR THE INVESTMENT ADVISER TO THE FUND MAKES ANY RECOMMENDATION TO ANY PREFERRED STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES.

Very truly yours,

THE MEXICO EQUITY AND INCOME FUND, INC.

By:	/s/ Maria Eugenia Pichardo
Name: Maria Eugenia Pichardo
Title: President
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE FUND, OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

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